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Exhibit 10.3

ESCROW AGREEMENT

        This Escrow Agreement, dated as of April 24, 2006, is made and entered into by and among Thermo Funding Company LLC, a Colorado limited liability company ("Thermo"), Globalstar, Inc., a Delaware corporation ("Globalstar"), Wachovia Investment Holdings, LLC, as Administrative Agent (the "Administrative Agent") under the Credit Agreement dated as of April 24, 2006 by and among Globalstar, the Lenders referred to therein and the Administrative Agent, and UBS AG, New York Branch, a U.S. branch of a corporation limited by shares organized under the laws of Switzerland, as escrow agent ("Escrow Agent"). Thermo, Globalstar, the Administrative Agent and Escrow Agent are sometimes collectively referred to herein as the "Parties."

        This is the Escrow Agreement referred to in the Irrevocable Standby Stock Purchase Agreement dated as of April 24, 2006 (as amended, restated, and/or supplemented, the "Purchase Agreement"), between Thermo, the Administrative Agent and Globalstar. No provision of this Agreement shall be deemed to require Escrow Agent to have read or have knowledge of the provisions of the Purchase Agreement.

        The Parties, intending to be legally bound, hereby agree as follows:

1.     ESTABLISHMENT OF ESCROW

        (a)   Thermo, Globalstar, and the Administrative Agent hereby appoint Escrow Agent as the escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. Thermo has deposited with Escrow Agent Two Hundred Ten Million Dollars ($210,000,000) in immediately available funds and certain marketable securities listed on Exhibit A, which amount is equal to 105% of the undrawn commitment of Thermo to purchase shares of Globalstar (the "Commitment") under the Purchase Agreement (the "Required Balance"). Such deposit (as increased by any earnings thereon or any additional contributions and as reduced by any disbursements, amounts withdrawn under Section 1(e)), or losses on investments) is referred to herein as the "Escrow Fund." Escrow Agent acknowledges receipt of the Escrow Fund and agrees to hold, safeguard, and disburse the Escrow Fund pursuant to the terms and conditions of this Agreement.

        (b)   No part of the Escrow Fund or any interest, dividends or other amounts accrued thereon may be withdrawn from the escrow established hereunder, except as expressly provided in this Agreement. Escrow Agent agrees to hold and distribute the Escrow Fund in accordance with the terms and conditions of this Agreement.

        (c)   On the last Business Day (as defined below) of each month (each, a "Measurement Date"), Escrow Agent shall determine the value of the Escrow Fund. The value of all securities contained in the Escrow Fund as of a Measurement Date shall be determined by the Escrow Agent using its customary methods and procedures for similar accounts as in effect from time to time. Upon each Measurement Date until the termination of this Agreement, Escrow Agent shall deliver to Thermo, Globalstar and the Administrative Agent a report (an "Escrow Balance Report") outlining (i) the amount of the Escrow Fund as of such date and (ii) a description of all payments from the Escrow Fund made since the last Measurement Date.

        (d)   Globalstar and Thermo shall jointly advise Escrow Agent at least monthly of the Required Balance and shall promptly notify the Escrow Agent at any time that they are aware that the balance of the Escrow Fund is equal to or less than ninety-five percent (95%) of the Required Balance. Escrow Agent may rely on any such notification until it receives a further joint notice from Globalstar and Thermo. Escrow Agent shall have no duty to calculate the Required Balance or to make any determination that the balance of the Escrow Fund is less than, equal to or more than the Required Balance.

        (e)   If on any Measurement Date the balance of the Escrow Fund as reported by Escrow Agent is below the Required Balance, Thermo shall deposit additional cash or marketable securities to increase the Escrow Fund to the Required Balance within five Business Days after delivery of the Escrow Balance Report. As used in this Agreement, "Business Day" shall mean any day on which commercial banks in New York City are open for regular banking business and on which trading occurs on the New York Stock Exchange. If the balance of the Escrow Fund on any Measurement Date as reported by Escrow Agent exceeds the Required Balance, Thermo may withdraw the amount which exceeds the Required Balance upon written notice (the "Withdrawal Notice") to Globalstar, Escrow Agent and the Administrative Agent. If Globalstar or the Administrative Agent gives written notice to Thermo and Escrow Agent disputing any Withdrawal Notice (a "Counter Withdrawal Notice") within five Business Days following delivery of the Withdrawal Notice regarding such excess funds, the matter shall be resolved as provided in Section 1(f). If no Counter Withdrawal Notice is received by Escrow Agent within such five Business Day period, then Escrow Agent shall pay to Thermo the dollar amount set forth in the Withdrawal Notice from (and only to the extent of) the Escrow Fund. Escrow Agent shall not inquire into or consider whether a Withdrawal Notice complies with the requirements of the Purchase Agreement.

        (f)    If a Counter Withdrawal Notice is given, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Thermo, Globalstar and the Administrative Agent or (ii) a final, nonappealable order of a court of competent jurisdiction. Escrow Agent shall act on such court order without further question, and shall have no liability to any party for so acting.

2.     INVESTMENT OF FUNDS

        (a)   Thermo may from time to time instruct Escrow Agent in writing as to the investment of the Escrow Fund, so long as such investment is of a type permitted by Exhibit A.

        (b)   All investment orders may be executed through broker dealers selected by Escrow Agent (which shall include affiliates of Escrow Agent). Periodic statements will be provided to Thermo and Globalstar reflecting transactions executed on behalf of the Escrow Fund. Thermo and Globalstar, upon written request, will receive a statement of transaction details upon completion of any securities transaction in the Escrow Fund without any additional cost. Escrow Agent may liquidate any investments held in the Escrow fund in order to provide funds necessary to make required payments under this Escrow Agreement. Requests (or instructions) received after 11:00 a.m. (Eastern Time) by Escrow Agent to liquidate the Escrow Fund will be treated as if received on the following Business Day. Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated on Exhibit A or any investment made pursuant to the provisions of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of Thermo to give Escrow Agent instructions to invest or reinvest the Escrow Fund.

        (c)   Thermo may at any time, by notice to Escrow Agent and Globalstar, substitute assets of equal value and of the nature described in (a) above for assets held in the Escrow Fund by delivering the substitute assets to Escrow Agent. Upon receipt of such substitute assets, Escrow Agent shall release the assets for which they are substituted to Thermo.

3.     CLAIMS

        (a)   If Escrow Agent receives, at any time prior to 11:00 a.m. (New York City time) on December 31, 2011, an Officer's Certificate (upon which certificate Escrow Agent shall conclusively and exclusively rely, without notice to, and notwithstanding any objection of, any Person, including, without limitation, Thermo) from Globalstar or the Administrative Agent certifying that Thermo is obligated to purchase Common Stock subject to the Irrevocable Standby Purchase Agreement and Thermo has not

paid the purchase price then due and payable for such Common Stock within five (5) Business Days of receiving notice from Globalstar or the Administrative Agent of its obligation to do so (a "Claim"), Escrow Agent, on the date specified in such certificate (which date shall be at least five Business Days after delivery of such certificate), shall disburse to Globalstar by payment to the Funding Account (as defined in Schedule 3(a) hereto) cash from the Escrow Fund in amount equal to the unpaid portion of the purchase price for such Common Stock, which amount shall be specified in such Claim. Thermo agrees and acknowledges that it shall have no right to dispute any Claim from Globalstar or the Administrative Agent. Any costs, expenses, charges or penalties incurred in connection with the liquidation of any of the assets in the Escrow Fund shall be set off against the amounts remaining in the Escrow Fund unless insufficient funds remain therein, in which case any deficiency shall be set off against the disbursement to Globalstar. As used in this Agreement, an "Officer's Certificate" shall mean a certificate purporting to be signed by a representative of Globalstar or the Administrative Agent.

4.     TERMINATION OF ESCROW

        (a)   If Escrow Agent receives, at any time prior to 11:00 a.m. (New York City time) on December 31, 2011, a joint Officer's Certificate (upon which certificate Escrow Agent shall conclusively and exclusively rely, without notice to, and notwithstanding any objection of, any Person) from Globalstar and the Administrative Agent certifying that the Commitment has been satisfied in full or has expired, Escrow Agent shall, so long as Escrow Agent shall have been able to effect the transfer of all securities held in the Escrow Fund, on the date specified on such Certificate (which date shall be at least five (5) Business Days after delivery of such certificate), disburse to Thermo all of the cash and securities held in the Escrow Fund in accordance with the instructions set forth on Schedule 4(a) hereto. Thermo shall be entitled to any income on the investment of the Escrow Fund and Escrow Agent shall pay and distribute any income on the date specified in such Certificate. Any costs, expenses, charges or penalties incurred in connection with the transfer to Thermo of any of the securities in the Escrow Fund shall be set off against the disbursement to Thermo.

        (b)   If Escrow Agent has not received an Officer's Certificate pursuant to Section 4(a) above on or before 11:00 a.m. (New York City time) on December 31, 2011, then Escrow Agent may, at its option, deposit the balance of the Escrow Fund in the registry of any court having general jurisdiction in the Borough of Manhattan in the City of New York and shall notify the other parties hereto to claim such funds.

5.     DUTIES OF ESCROW AGENT

        (a)   Escrow Agent shall not be under any duty to give the Escrow Fund held by it pursuant to this Agreement any greater degree of care than it gives its other escrow accounts and shall not be required to invest any funds held pursuant to this Agreement except as directed in this Agreement. Uninvested funds held pursuant to this Agreement shall not earn or accrue interest.

        (b)   Escrow Agent shall not be liable for actions or omissions in connection with this Agreement, except for its own gross negligence or willful misconduct. Except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties to this Agreement shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it pursuant to this Agreement in good faith and in accordance with the terms of this Agreement, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund or any loss of interest incident to any such delays.

        (c)   Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument, or other writing delivered to it pursuant to this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give such instrument or signature has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any of the Parties which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

        (d)   Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

        (e)   Except as otherwise provided herein, Escrow Agent does not have any interest in the Escrow Fund, but is serving as escrow holder only and only has possession of the Escrow Fund.

        (f)    Escrow Agent makes no representation as to the validity, value, genuineness, or collectability of any security or other document or instrument held by or delivered to it.

        (g)   Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated in writing by the other parties to this Agreement, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day that is thirty (30) days after the date of delivery of its written notice of resignation to the other parties to this Agreement. If, at that time, Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties to this Agreement or a final, nonappealable order of a court of competent jurisdiction.

        (h)   In the event of any disagreement between the parties hereto (other than the Escrow Agent) resulting in adverse claims or demands being made in connection with the Escrow Fund (other than any such disagreement or adverse claim or demand with respect to a Claim, in which case the Escrow Agent shall comply with the instructions of the Claim; provided that in the event of any conflict between a Claim delivered by Globalstar and a Claim delivered by the Administrative Agent, the Claim delivered by the Administrative Agent shall control) or in the event that Escrow Agent is in doubt as to what action it should take pursuant to this Agreement, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) a final, nonappealable order of a court of competent jurisdiction directing delivery of the Escrow Fund or (ii) a written agreement executed by Thermo, Globalstar and the Administrative Agent directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Escrow Agent shall act on any such court order without further question, and shall have no liability to any party for so acting.

        (i)    Globalstar shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent in connection with this Agreement in the amount set forth on Schedule 5(i) of this Agreement and Globalstar further agrees to reimburse Escrow Agent for all reasonable expenses, disbursements, and advances incurred or made by Escrow Agent in performance of its duties pursuant to this Agreement (including reasonable fees, expenses, and disbursements of its counsel). Any fees or expenses of Escrow Agent or its counsel or indemnity payments that are not paid as provided for in this Agreement may be taken from the Escrow Fund or any other property held by Escrow Agent pursuant to this Agreement.

        (j)    Thermo and Globalstar authorize Escrow Agent, for any securities held pursuant to this Agreement, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depository Trust Company and the Federal Reserve Book Entry System.

6.     LIMITED RESPONSIBILITY

        This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent to this Agreement. No implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement between Thermo and Globalstar except this Agreement.

7.     OWNERSHIP FOR TAX PURPOSES; WITHHOLDING

        (a)   Thermo and Globalstar each represents that its correct Taxpayer Identification Number ("TIN") assigned by the Internal Revenue Service or any other taxing authority is set forth in Schedule 7 hereto. All interest or other income earned under the Escrow Agreement shall be allocated for tax purposes to Thermo and reported by Thermo to the Internal Revenue Service or any other taxing authority. Any payments of income from the Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate W-9 forms for tax identification number certification or non-resident alien certifications. Section 5(b) and this Section 7 shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

        (b)   If Escrow Agent determines that any payment or transfer to be made by Escrow Agent hereunder would be subject to any tax, withholding or other charge under laws applicable to Escrow Agent, then Escrow Agent may withhold such tax or charge as shall be prescribed by law on such payment or transfer.

8.     REPRESENTATIONS AND WARRANTIES

        Each of Thermo, Globalstar, and the Escrow Agent individually (and only with respect to itself) represents and warrants that:

          (a)   Such party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          (b)   The execution and delivery of this Agreement by such party and the performance of the transactions herein contemplated have been duly authorized by the Board of Directors or other governing body of such party and no further corporate or limited liability company action on the part of any party is necessary to authorize this Agreement and the performance of such transactions. This Agreement has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by each other party hereto, constitutes the legal, valid and biding agreement of such party enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          (c)   Neither execution and delivery of this Agreement nor the performance by such party of the transaction contemplated hereby will (i) violate or conflict with any of the provisions of the certificate of incorporation or by-laws of such party or, (ii) with or without the giving of notice or the lapse of time or both, violate or constitute a default under or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any mortgage, indenture, deed of trust, lease contract, agreement, license or other instrument or any provision of any law, order, judgment, decree, restriction or ruling of any governmental authority to which such party is a party or by which any of its property is bound.

          (d)   The execution, delivery and performance of this Agreement by such party and the consummation by such party of the transactions contemplated by this Agreement will not require the consent, approval or authorization of any governmental or regulatory authority or any other person under any license, agreement, indenture or other instrument to which such party is a party or to which any of its properties is subject, and no declaration, filing or registration with any governmental or regulatory authority is required in connection with such transaction, except for any consents, approvals, authorizations, declarations, filings or registrations that have not been obtained or made and will not, either individually or in the aggregate, materially adversely affect the ability of such party to consummate the transaction contemplated hereby or otherwise perform its obligations hereunder.

9.     NOTICES

        All notices, consents, waivers, and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a party: (a) when delivered to the appropriate address by hand; (b) on the first Business Day after being sent by a nationally recognized overnight courier service (costs prepaid); (c) when sent by facsimile with telephonic confirmation with confirmation of transmission by the transmitting equipment; or (d) three (3) Business Days after deposit if sent by certified mail, return receipt requested, whether received or rejected by the addressee, in each case to the following addresses or facsimile numbers, and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

to Globalstar:
Globalstar, Inc. 461 South Milpitas Blvd. Milpitas, CA 95035 Telephone: 408-933-4000 Facsimile: 408-933-4949 Attention: Chief Financial Officer
with a mandatory copy to:
Taft, Stettinius & Hollister LLP 425 Walnut Street Suite 1800 Cincinnati, OH 45202 Telephone: 513-381-2838 Facsimile: 513-381-0205 Attention: Gerald S. Greenberg, Esq.
to Thermo:
Thermo Funding Company LLC 1735 Nineteenth Street, Second Floor Denver CO 80202 Telephone: 303-294-0690 Facsimile: 303-294-0691 Attention: James F. Lynch

with a mandatory copy to:
Thermo Capital Partners, L.L.C. 8076 Beechmont Avenue, Suite B Cincinnati, OH 45255 Telephone: 513-474-7900 Facsimile: 513-474-7905 Attention: Richard S. Roberts, Esq.
Administrative Agent:
Wachovia Investment Holdings, LLC Charlotte Plaza, CP-8 201 South College Street Charlotte, North Carolina 28288 Attention: Syndication Agency Services Telephone: 704-374-2698 Facsimile: 704-383-0288
Escrow Agent:
UBS AG, New York Branch 101 Park Avenue New York, NY 100178 Attention: Patric Mesot Telephone: 212-916-2541 Fax no.: 212-916-2550
with a mandatory copy to:
UBS AG, New York Branch 101 Park Avenue New York, NY 10178 Attention: Legal Department Fax no.:212-916-2135 Telephone: 212-916-2265

All notices and other communications by Thermo or Globalstar shall be signed by one of the authorized representatives listed on Exhibit B, or another person designated in writing (which shall include a specimen signature of the person so designated) by an authorized representative.

10.   TERMINATION OF THIS AGREEMENT

        This Agreement shall terminate upon the distribution by Escrow Agent of the remaining amount of the Escrow Fund pursuant to Section 4(a) or 4(b) of this Agreement. In the event of any termination of this Agreement pursuant to this Section 10, this Agreement shall forthwith become void and of no further force and effect, and no party hereto shall have any liability to the other parties or their respective affiliates, directors, officers or employees; provided nothing in this Section 10 shall relieve any party from any liability for any breach of such party's covenants or agreements contained in this Agreement prior to such termination or for any breach of such party's representations and warranties under this Agreement prior to such termination.

11.   SECURITY PROCEDURES

        If funds transfer instructions are given in writing (other than in writing at the time of execution of this Escrow Agreement), Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated on Exhibit B hereto, and Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call backs may be changed only in a writing actually received and acknowledged by Escrow Agent. Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Thermo or Globalstar to identify (i) the beneficiary, (ii) the beneficiary's bank or (iii) an intermediary bank. Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

12.   GOVERNING LAW; JURISDICTION; JURY TRIAL.

        All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13.   EXECUTION OF AGREEMENT

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

14.   SECTION HEADINGS, CONSTRUCTION

        The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

15.   WAIVER

        The rights and remedies of the Parties are cumulative and not alternative. No failure, delay, or single or partial exercise of any right, power, or privilege by any party under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege or will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

16.   ENTIRE AGREEMENT AND MODIFICATION

        This Agreement supersedes all prior agreements, whether written or oral, between or among the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

17.   ASSIGNABILITY

        This Agreement shall not be assignable, in whole or in part, by any party hereto without prior written consent of the other parties hereto; provided that any assignment in contravention of this provision shall be null and void.

18.   NO THIRD PARTY BENEFICIARIES

        Nothing herein expressed or implied shall confer upon any of the employees of Globalstar, Thermo, the Escrow Agent, the Administrative Agent or any of their affiliates, any rights or remedies. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

19.   SEVERABILITY

        If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

20.   COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

21.   FURTHER ASSURANCES

        Each of the parties hereto agrees that, from and after the execution of this Agreement by all parties hereto, upon the reasonable request of any other party hereto and without further consideration, such party will promptly execute, acknowledge and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement.

22.   TIME OF ESSENCE

        Time shall be of the essence with respect to the transactions contemplated by this Agreement.

23.   CREDITORS

        Thermo and Globalstar will be entitled to receive payments out of the Escrow Fund solely in accordance with the terms hereof. The parties intend that no creditor of Thermo, Globalstar or Escrow Agent shall have any rights in or to the Escrow Fund so long as it remains subject to the terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

GLOBALSTAR, INC.
By:	/s/ FUAD AHMAD
Name: Fuad Ahmad
Title: VP and CFO
THERMO FUNDING COMPANY LLC
By:	/s/ JAMES MONROE III
Name: James Monroe III
Title: Manager
WACHOVIA INVESTMENT HOLDINGS, LLC as Administrative Agent
By:	/s/ MARC BIRENBAUM
Name: Marc Birenbaum
Title: Director
UBS AG, NEW YORK BRANCH
By:	/s/ RAY SIMON
Name: Ray Simon
Title: Managing Director, Wealth Management
By:	/s/ RUEDI GREINER
Name: Ruedi Greiner
Title: Executive Director, Wealth Management
By:	/s/ RACHEL ARNOLD
Name: Rachel Arnold
Title: Director

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  Exhibit 10.3